                                                       EX-99.B(h)igasaamend

                              Amendment to
                    Accounting Services Agreement

THIS AMENDMENT, made as of the 1st day of September, 2000, by and between
Waddell & Reed Advisors International Growth Fund, Inc. (the "Fund"), a
Maryland Corporation and Waddell & Reed Services Company ("Agent"), a Missouri
Corporation, to amend the Accounting Services Agreement dated August 1, 1990
("Agreement") by and between the Fund and Agent,

                              WITNESSETH:

WHEREAS, the Fund and the Agent agree to amend and restate Section C
Compensation of the Agent to read as follows:

C. Compensation of the Agent

The Fund agrees to pay to the Agent for its services under this Agreement, an amount payable on the first day of the month as shown in the following table pertinent to the average daily net assets of the Fund during the prior month:

          Fund's Average Daily                              Monthly Fee
          Net Assets for the Month (Millions)

          $0 to $10                                         None
          $10 to $25                                        $917
          $25 to $50                                        $1,833
          $50 to $100                                       $2,750
          $100 to$200                                       $3,666
          $200 to $350                                      $4,583
          $350 to $550                                      $5,500
          $550 to $750                                      $6,417
          $750 to $1,000                                    $7,792
          $1,000 and over                                   $9,167

In addition, for each class of shares in excess of one, the Fund pays the Agent a monthly per-class fee equal to 2.5% of the monthly base fee.

All other terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date and year first above written.

               WADDELL & REED ADVISORS
               INTERNATIONAL GROWTH FUND, INC.

               By:  /s/Kristen A. Richards
                    -------------------------------------------
                    Kristen A. Richards, Vice President

ATTEST:

By:  /s/Daniel C. Schulte
     ----------------------------------------------
     Daniel C. Schulte, Assistant Secretary

               WADDELL & REED SERVICES COMPANY

               By:  /s/Michael D. Strohm
                    ---------------------------------------------
                    Michael D. Strohm, President

ATTEST:

By:  /s/Daniel C. Schulte
     ---------------------------------------
     Daniel C. Schulte, Secretary